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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                                 AMENDMENT NO. 1


                               INTEG INCORPORATED
             (Exact name of registrant as specified in its charter)

                  Minnesota                            41-1670176
           (State of incorporation                 (I.R.S. Employer
              or organization)                     Identification No.)


              2800 Patton Road
             St. Paul, Minnesota                        55113
   (Address of principal executive offices)           (Zip Code)


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]


Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
                                (Title of class)


Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                                (Title of class)
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Item 1.  Description of Registrant's Securities to be Registered

     The response to Item 1 is hereby amended by adding the following paragraphs and the attached exhibit.

    On February 15, 2000, Integ Incorporated (the "Company") executed Amendment No. 1 to Rights Agreement, dated February 15, 2000 (the "Rights Amendment") to Rights Agreement, dated November 26, 1996 (the "Rights Agreement") between the Company and Norwest Bank Minnesota, National Association. The Rights Agreement, as amended by the Rights Amendment, sets forth the description and the terms of the rights held by holders of the Company's common stock, par value $.01 per share, to purchase one unit initially consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 of the Company.

     The Rights Amendment amended Section 1(a) of the Rights Agreement to provide that Amira Medical ("Amira") shall not be deemed to be an Acquiring Person (as defined in the Rights Agreement) by virtue of (i) the acquisition of shares of Series B Preferred Stock, par value $.01 ("Series B Preferred ") of the Company pursuant to the Series B Preferred Stock Purchase Agreement (the "Purchase Agreement"), dated February 15, 2000 between the Company and Amira or
(ii) the conversion of shares of Series B Preferred into shares of Common Stock of the Company pursuant to the terms of the Purchase Agreement and the Certificate. The Rights Amendment also amended Section 3(a) of the Rights Agreement to provide that a Distribution Date (as defined in the Rights Agreement) will not be deemed to have occurred as a result of the announcement or occurrence of (i) the execution of the Purchase Agreement, (ii) the acquisition by Amira of shares of Series B Preferred pursuant to the Purchase Agreement or (iii) the conversion of shares of Series B Preferred held by Amira into shares of Common Stock in accordance with the Purchase Agreement and the Certificate.

     This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is filed as an Exhibit hereto and is incorporated herein by reference.


Item 2.  Exhibits

  1. Rights Agreement dated as of November 26, 1999 between the Company and Norwest Bank Minnesota, National Association, as Rights Agent, which includes as Exhibit B thereto the form of Right Certificate (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A filed December 6, 1996).

  2. Amendment No. 1 dated as of February 15, 2000 to the Rights Agreement, dated as of November 26, 1996, between the Company and Norwest Bank Minnesota, National Association, as Rights Agent.


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SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       INTEG INCORPORATED
Date: February 16, 2000



                                       By  /s/ Susan L. Critzer
                                           ------------------------------------
                                           Susan L. Critzer
                                           President


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                                  EXHIBIT INDEX


Exhibit    Description of Exhibit
-------    ----------------------
   2 Amendment No. 1 dated as of February 15, 2000 to the Rights Agreement, dated as of November 26, 1996, between the Company and Norwest Bank Minnesota, National Association, as Rights Agent.